Exhibit 10.24

RIMINI STREET, INC.

SEBASTIAN GRADY EMPLOYMENT AGREEMENT

This Agreement is entered into as of January 1, 2011, (the “Effective Date”) by and between Rimini Street, Inc., a Nevada corporation (the “Company”), and Sebastian Grady (“Executive”).

1.         Duties and Scope of Employment.

(a)          Positions and Duties.  Executive will serve as President and Chief Operating Officer, reporting to the CEO.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the CEO.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

(b)          Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve as a compensated director of the Board, serve as a compensated director on one or more additional boards of directors.  Additionally, Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.

2.         At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no Cause, at the option either of the Company or Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.         Compensation.

(a)          Base Salary.  As of the Effective Date, the Company will pay Executive an annual salary noted on Exhibit A as compensation for Executive’s services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b)          Annual Incentive.  As determined by the CEO in his sole discretion, Executive may be eligible to receive an annual performance bonus as noted on Exhibit A.  Such bonus, if any, will be earned and paid calendar quarterly and paid approximately 90 (ninety) days after the end of each calendar quarter for which the bonus is earned.

(c)          Employee Stock Options.  Subject to Board approval, Executive will be granted three hundred eighty-five thousand (385,000) Common Stock Option shares, vesting evenly on the annual employment anniversary over a three (3) year period from first date of employment.  Additionally, after Executive has been contiguously employed by Rimini Street for ninety-one (91) consecutive calendar days from first date of employment, and subject to Board approval, Executive will be granted an additional seventy-five thousand (75,000) Common Stock Option shares, vesting evenly on the annual employment anniversary over a three (3) year period from the date of Board approval of the grant.  Options will be issued according to the Stock Option Plan.  All terms and conditions will be detailed in the Rimini Street, Inc. Employee Stock Option Plan Agreement.  Executive will be required to execute and agree to the stock option plan in order to participate in the program.

4.         Employee Benefits.  Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

5.         Expenses.  The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  All reimbursement expenses must be incurred while Executive is an employee of the Company.  If any portion of such reimbursements is taxable to Executive, Executive must submit proper receipts for such reimbursement within thirty (30) days of the date on which he or she incurs such expense and the Company will reimburse Executive for such expenses within thirty (30) days of the date proper receipts are received.

6.         Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive prorated for any completed full or partial calendar quarter as of Executive’s termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (e) unreimbursed business expenses required to be reimbursed to Executive; and (f) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable.  In addition, if the termination is by the Company without Cause or the Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7.

7.         Severance.

(a)          Termination Without Cause or Resignation for Good Reason.  If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason more than ninety days following the Effective Date but less than 1096 days following the Effective Date, then: (i) thirty-three percent (33%) of Executive’s then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan or any other equity incentive plan approved by the Board shall vest as of the date of such termination/resignation; (ii) Executive will receive severance benefits in an amount equal to three (3) months of Executive’s Base Salary in the form of salary continuation following Executive’s termination of employment in accordance with the Company’s normal payroll practices (such amount being referred to herein as the “Severance Payment” and such period over which the Severance Payment is made being referred to herein as the “Severance Period”); and (iii) reimbursement for premiums paid for the group health continuation coverage premiums for Executive and Executive’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) so as to provide Executive and Executive’s eligible dependents the same level of benefits to the same extent as in effect on the date of Executive’s termination through the lesser of (A) three (3) months from the effective date of such termination, (B) the date Executive and Executive’s eligible dependents are no longer eligible to receive continuation coverage pursuant under COBRA; provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.  Executive must provide Company with written notice of Executive’s new position within ten (10) business days of starting any such position, or Executive shall forfeit the remainder of the Severance Payments to be made pursuant to this Agreement.

(b)          Termination without Cause or Resignation for Good Reason in Connection with a Change of Control.  If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason within twelve (12) months following a Change of Control that occurs more than ninety days following the Effective Date but less than 1096 days following the Effective Date, then: (i) one hundred percent (100%) of Executive’s then outstanding unvested equity awards granted pursuant to the Company’s 2007 Stock Plan or any other equity incentive plan approved by the Board shall vest as of the date of such termination/resignation; (ii) Executive will receive severance benefits in an amount equal to six (6) months of Executive’s Base Salary in the form of salary continuation following Executive’s termination of employment in accordance with the Company’s normal payroll practices (such amount being referred to herein as the “Severance Payment” and such period over which the Severance Payment is made being referred to herein as the “Severance Period”); and (iii) reimbursement for premiums paid for the group health continuation coverage premiums for Executive and Executive’s eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) so as to provide Executive and Executive’s eligible dependents the same level of benefits to the same extent as in effect on the date of Executive’s termination through the lesser of (A) six (6) months from the effective date of such termination, (B) the date Executive and Executive’s eligible dependents are no longer eligible to receive continuation coverage pursuant under COBRA; provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.  Executive must provide Company with written notice of Executive’s new position within ten (10) business days of starting any such position, or Executive shall forfeit the remainder of the Severance Payments to be made pursuant to this Agreement.  Any benefits or payments provided under this Section 7(b) are in lieu of, and not in addition to, any benefits or payments that otherwise might be payable under Section 7(a).

(c)          Voluntary Termination Without Good Reason or Termination for Cause.  If Executive’s employment is terminated by reason of Executive’s death or Disability, by Executive without Good Reason, or for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately; and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs and practices.

8.         Conditions to the Receipt of Severance Payments.  Executive’s entitlement to any severance benefits hereunder, including Severance Payments is conditioned upon Executive’s execution and delivery to the Company of (i) a general release of claims in a form satisfactory to the Company and Executive which release is not revoked by Executive and provided that such release of claims becomes effective no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”); and (ii) Executive’s resignation from all Executive’s employment with the Company.

(a)          If the release of claims does not become effective by the Release Deadline, Executive shall forfeit any rights to severance or benefits under this Agreement.  In no event shall severance payments or benefits be paid or provided until the release of claims actually becomes effective and irrevocable.  Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 23) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 23.  Except as required by Section 23, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(b)          Unless otherwise required by Section 23, the Company shall pay any severance payments in continuing payments following Executive’s termination date in accordance with the Company’s normal payroll practices; provided, however, that no severance or other benefits shall be paid or provided until the release of claims and any severance amounts or benefits otherwise payable between Executive’s termination date and the date such release becomes effective shall be paid on the effective date of such release.  If Executive should die before all of the severance amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

9.         Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 7 will be either:

(a)          delivered in full, or

(b)          delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.  Any reduction in payments and/or benefits required by this Section 9 shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

10.       Definitions.

(a)          Cause.  For purposes of this Agreement, “Cause” will mean:

(i)          Executive’s failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the CEO which describes the basis for the CEO’s belief that Executive has not substantially performed Executive’s duties and provides Executive with fifteen (15) days to take corrective action;

(ii)         Any act of negligence, willful misconduct (such as bribery, sexual harassment, violation of Company ethics policy and other actions of misconduct of similar significance) or dishonesty taken by Executive in connection with Executive’s employment with the Company, and in the case of negligence such act had a material adverse effect on the Company’s business or reputation;

(iii)        Any act of dishonesty or moral turpitude consisting fraud or embezzlement or otherwise adversely affecting the Company’s business or reputation;

(iv)        Executive’s conviction of, or plea of nolo contendre to, a felony;

(v)         Executive’s indictment for a criminal violation of state or federal securities laws; or

(vi)        Any breach by Executive of any covenants or obligations set forth in this Agreement which is not cured within fifteen (15) days following Executive’s receipt of written notice of such breach from the CEO.

(b)          Change of Control.  For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

(i)          Change in Ownership of the Company.  A change in the ownership of the Company, which is deemed to occur on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 51% of the total voting power of the stock of the Company (as determined on a fully-diluted basis, including granted and ungranted employee stock options and all stock warrants), except that any financing of the Company that is approved by the Board will not be considered a Change of Control; or

(ii)         Change in Effective Control of the Company.  A change in the effective control of the Company, which is deemed to occur on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)        Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets, which is deemed to occur on the date that any Person acquires (either is one transaction or in multiple transactions over the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 51% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the above sections, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.  Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)          Disability.  For purposes of this Agreement, “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(d)          Good Reason.  For purposes of this Agreement, “Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of any of the following, without Executive’s express written consent:

(i)          The assignment to Executive of any duties, authority or responsibilities, or the reduction of Executive’s duties, authority or responsibilities, either of which results in a material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction;

(ii)         A material reduction by the Company in the base compensation of Executive as in effect immediately prior to such reduction other than pursuant to a reduction that (A) also is applied to substantially all other executive officers of the Company and (B) does not result in an aggregate reduction of Executive’s Base Salary and/or annual cash incentive to less than 50% of the Base Salary and/or annual cash incentive that was in effect immediately prior to the initial reduction of Executive’s Base Salary and/or annual cash incentive by the Company;

(iii)        A material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility or location more than fifty (50) miles from Executive’s then present location); or

(iv)        Any other action or inaction that constitutes a material breach of the terms of the Agreement.

Executive shall not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days.

11.       Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12.       Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.       Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well established commercial overnight service; or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Rimini Street
7251 West Lake Mead Blvd, Suite 300
Las Vegas, Nevada 89128
Attention: Legal Department
Facsimile: (702) 973-7491
E-mail address: legal@riministreet.com

If to Executive:

at the last residential address known by the Company.

14.       Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

15.       Arbitration.

(a)          General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)          Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”).  Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator shall issue a written decision on the merits.  Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration Executive initiates.  Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules.

(c)          Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)          Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or any other agreement regarding trade secrets, confidential information, or nonsolicitation.  In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e)          Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)           Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16.       Integration.  This Agreement, Executive’s Confidential and Invention Assignment Agreement, together with the Company’s 2007 Stock Plan and any stock purchase or stock option agreements between the Executive and the Company which describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.

17.       Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.       Survival.  The Company’s and Executive’s responsibilities under Sections 7 and 8 will survive the termination of this Agreement.

19.       Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.       Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.       Governing Law.  This Agreement will be governed by the laws of the State of Nevada without regard to its conflict of laws provisions.

22.       Acknowledgment.  Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.       Code Section 409A.

(a)          Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)          Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to Executive’s death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)          Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d)          Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(e)          For purposes of this Agreement, “Section 409A Limit” means the lesser of 2 times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

(f)           The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

24.       Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

****

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

RIMINI STREET, INC.

/s/ Seth A. Ravin	Date: 12/19/10

By: Seth A. Ravin, Chief Executive Officer

EXECUTIVE:

/s/ Sebastian Grady	Date: 12/19/10
Sebastian Grady

[SIGNATURE PAGE TO SEBASTIAN GRADY EMPLOYMENT AGREEMENT]

RIMINI STREET, INC.

SEBASTIAN GRADY EMPLOYMENT AGREEMENT

EXHIBIT A

Effective Dates	Base Salary	Annual Incentive	Total
January 1, 2011– June 30, 2011	$150,000.00 USD	$250,000.00 USD	$400,000 USD
July 1, 2011– December 31, 2011	$175,000.00 USD	$250,000.00 USD	$425,000 USD
January 1, 2012 – June 30, 2012	$200,000.00 USD	$250,000.00 USD	$450,000 USD
July 1, 2012 – December 31, 2012	$225,000.00 USD	$250,000.00 USD	$475,000 USD
January 1, 2013 – December 31, 2013	$250,000.00 USD	$250,000.00 USD	$500,000 USD

Annual Incentive amounts awarded, if any, will be determined at the sole discretion of the CEO.  Annual Incentive will take into consideration personal MBO achievement and key company performance measures.

Key company performance measures may include, but not be limited to:

•	Achievement of gross margin & budget targets

•	Achievement of operating profit targets

•	Achievement of new sales invoicing targets

•	Achievement of contract bookings targets

•	Achievement of renewal client invoicing & retention targets

•	Achievement of recognized revenue targets

•	Achievement of cash-in-bank, receivables, DSO & cash collection targets

•	Achievement of client satisfaction targets

•	Achievement of employee turnover targets

•	Achievement of fund raising targets

•	Achievement of lead generation & pipeline targets